Exhibit 99.1

PACIFIC

MERCANTILE

BANCORP

Contact:	Nancy Gray, Chief Financial Officer, 714-438-2500

Barbara Palermo, Executive Vice President & Investor Relations, 714-438-2500

NEWS	RELEASE

Pacific Mercantile Bancorp Second Quarter Revenues Rise 66% as Assets Grow 88%

Second Quarter Net Income Increases to $709,000 or $0.11 per Fully Diluted Share

COSTA MESA, Calif., July 23, 2003 (BUSINESS WIRE)—Pacific Mercantile Bancorp (“the Company”) (Nasdaq: PMBC) today reported that continued expansion of its traditional banking franchise, growth in its Internet and commercial banking business, and a strong real estate refinance market contributed to a 66% increase in second quarter revenues (net interest income plus other income) and an $872,000 or 535% increase in net income over the like quarter a year ago. Additionally, at June 30, 2003, total assets were 88% higher than on the same date last year.

Pacific Mercantile’s second quarter 2003 net income grew to $709,000, or $0.11 per fully diluted share, compared to $(163,000) or $(0.03) per fully diluted share, during the same quarter of 2002. For the six months ended June 30, 2003, net income grew to $1,424,000 which was $0.21 per fully diluted share, compared to $(43,000) or $(0.01) per fully diluted share, during the same six months of 2002.

Net interest income increased by $881,000 or 36% to $3,341,000 and total revenues (net interest income plus other income) increased by $2,343,000 or 66% to $5,873,000 in the quarter ended June 30, 2003, compared to $2,460,000 and $3,530,000, respectively, in the same quarter of 2002. For the six months ended June 30, 2003, net interest income increased by $2,009,000 or 42% to $6,844,000 and total revenues increased by $4,798,000 or 69%, respectively as compared to the same six months of fiscal 2002.

Second quarter operating income (non-interest income only), increased by $1,462,000 or 137% to $2,532,000 from $1,070,000 in the second quarter a year ago, and by $2,789,000 or 132% in the six months ended June 30, 2003, from $2,106,000 in the first six months of 2002, boosted by growth in mortgage banking revenue due primarily to a strong real estate refinance market and, to a lesser extent, gains on sales of securities.

“Our plan is to continue to build a strong and diversified client base. Accordingly, we target premier customer relationships in Southern California to introduce our complete financial product line, available to both our financial center clients and via Internet banking. Additionally, we now offer online, as well as in-person, securities brokerage services through our subsidiary, PMB Securities Corp,” said Raymond E. Dellerba, President and CEO. “At the same time, we continue to focus on high quality service to our current client base, which has contributed significantly to the growth we achieved during the past year,” added Mr. Dellerba.

Results of Operations

Net interest income after the provision for loan losses, a primary measure of bank profitability, increased by $814,000 or 35% to $3,119,000 in the second quarter of 2003, compared to $2,305,000 in the second quarter a year ago and by $1,617,000 or 35% to $6,247,000 in the six months ended June 30, 2003, compared to $4,630,000 in the same six months of 2002.

Pacific Mercantile’s net interest margin was 2.25% in the second quarter ended June 30, 2003, compared with 3.40% in the second quarter of 2002 and 2.40% in the first six months of 2003, compared with 3.53% in the first six months of 2002. These declines were due to further declines in market rates of interest, primarily as a result of reductions in the prime lending rates during 2002 and 2003.

Operating expenses increased by $879,000 or 24% to $4,516,000 in the second quarter of 2003, and by $2,046,000 or 30% in the six months ended June 30, 2003, due primarily to financial center expansion, which resulted in increases in staffing at the offices established during 2002, and to compensation related to the expansion of mortgage lending activities. However, despite those increases, our efficiency ratio (operating expenses as a percentage of total revenues) improved to 77% in the second quarter of 2003 from 103% in the same quarter of 2002, and to 75% in the six months ended June 30, 2003, from 98% in the same six months of 2002, indicating a maturing of and increased business growth at our financial centers that has helped us to generate more revenue per employee in the quarter and six months ended June 30, 2003, than we did in the corresponding quarter and six months of 2002.

Balance Sheet Growth and Asset Quality

Net loans at June 30, 2003, increased $117,346,000 or 59% to $315,584,000, from $198,238,000 at June 30, 2002. Investment securities, including stock in the Federal Home Loan Bank and the Federal Reserve Bank and FNMA preferred stock, at June 30, 2003, grew to $260,206,000 from $85,410,000 at June 30, 2002. The increases in net loans and investment securities contributed to an 88% increase in total assets to $649,850,000 at June 30, 2003, from $345,207,000 one year earlier. Deposits also increased significantly, growing by $205,079,000 or 75% to $478,861,000 at June 30, 2003, from $273,782,000 at June 30, 2002. Non-interest bearing deposits increased by $19,429,000 or 18% to $125,111,000 at June 30, 2003, from $105,682,000 at June 30, 2002, and represented 26% of total deposits at June 30, 2003.

Asset quality remains exemplary. At June 30, 2003, we had no non-performing loans or loans that were ninety days or more delinquent or any restructured loans. The increases in the provision for loan losses in the quarter and six months ended June 30, 2003, were made in response to the growth in our total loans outstanding.

“The $17,000,000 of proceeds from our private placements of interest-bearing trust preferred securities in the second and third quarters of 2002 has enabled us to grow earning assets by 91% from June 30, 2002,” said Nancy Gray, CFO. “These earning assets generated additional revenues of $2,343,000 in the second quarter of 2003 as compared to the second quarter of 2002 and contributed to the increase in net income of $872,000.”

Business Banking

Pacific Mercantile Bank now has over $649,000,000 in assets and is positioned to further broaden its loan portfolio by expansion into new market segments. Our present financial center locations provide us with entrees into a wider Southern California client base, whose need for commercial loans can readily be satisfied by our strong capital position.

Internet Banking

We continue to grow our Internet Bank, which is tailored to the serve the needs of the business sector. Of particular advantage to our clients is our Internet Cash Management suite of online services, specifically designed for our commercial customers to meet their financial management requirements, easily and efficiently. The tools in this suite range from bill payment to electronic payment of taxes. The real power of the Cash Management suite lies in our ability to offer multiple payment methods to our commercial customers.

Mortgage Banking

The mortgage lending business remained a strong contributor in the second quarter of 2003, generating $1,861,000 in revenues, up 104% from the second quarter a year ago. Pacific Mercantile’s mortgage bankers originated approximately $231,000,000 in mortgage loans in the quarter ended June 30, 2003, an increase of 165% from the same quarter last year.

“Mortgage lending continued to pass along the benefits of historical interest rate lows through our very competitive rates and mortgage lending products. Matching the efforts and results in loan originations with prudent mortgage operations contributed to the growth in income for the Mortgage Division. We take pride in our group’s knowledge and experience meeting the dynamic interest rate environment and in their sensitivity to the needs of our borrowers as well as our origination channels,” commented Gary Braunstein, EVP, Mortgage Division.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp, which commenced operations in December 2002.

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The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its unique “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. Additionally, the Bank provides electronic clearing and processing for credit cards, checking accounts, collections and other information processing services to its clients.

The Bank operates three Orange County financial centers located in Newport Beach, Costa Mesa and San Clemente, one Los Angeles County financial center in Beverly Hills, one San Diego County financial center in La Jolla, and a loan production office in La Habra, which the Bank is converting into a full service financial center, set to open in August of 2003. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet branch, which is accessible worldwide, and has attracted customers throughout California and in some other areas of the country.

PMB Securities Corp is an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. that is engaged in the retail securities brokerage business. PMB Securities Corp is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “PMB Securities Corp looks forward to a year of opportunity for the firm, and, most importantly, our clients. We are now in a position to offer clients a full array of investment products including Tax Free Securities, Fixed Income and Equity opportunities to accomplish the implementation of their investment plans,” said Jim Miller, its President and CEO.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements regarding the Company ‘s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause our actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand and mortgage originations to decline and thereby reduce the Bank’s net margins and operating results; increased government regulation which could increase the costs of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; increased charges for possible credit card refund claims resulting from the bankruptcy of a former merchant processing customer of the Bank; the ability to cost-effectively expand the scale of the Bank’s technology through internal growth and alliances; and continuing performance of the Bank’s loan portfolio. These, as well as other factors and uncertainties, are discussed in greater detail in the Pacific Mercantile’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended December 31, 2002. Readers are urged to read those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
	2003	2002		2003	2002
Total interest income	$6,196	$3,538	75.13%	$12,439	$6,892	80.48%
Total interest expense	2,855	1,078	164.84%	5,595	2,057	172.00%

Net interest income	3,341	2,460	35.81%	6,844	4,835	41.55%
Provision for loan losses	222	155	43.23%	597	205	191.22%

Net interest income after provision for loan losses	3,119	2,305	35.31%	6,247	4,630	34.92%
Non-interest income
Service charges & fees	181	36	402.78%	316	88	259.09%
Net gains on sales of securities	198	—	NM	625	—	NM
Mortgage banking income	1,861	913	103.83%	3,440	1,757	95.79%
Other	292	121	141.32%	514	261	96.93%

Total non-interest income	2,532	1,070	136.64%	4,895	2,106	132.43%
Non-interest expense
Salaries & employee benefits	2,531	1,791	41.32%	4,988	3,417	45.98%
Occupancy & equipment	763	690	10.58%	1,513	1,349	12.16%
Other non-interest expense	1,222	1,156	5.71%	2,352	2,041	15.24%

Total non-interest expense	4,516	3,637	24.17%	8,853	6,807	30.06%

Income (loss) before income taxes	1,135	(262)	533.21%	2,289	(71)	3323.94%
Income tax expense (benefit)	426	(99)	530.30%	865	(28)	3189.29%

Net Income (loss)	$709	$(163)	534.97%	$1,424	$(43)	3411.63%

Net income per share:
Basic	$0.11	$(0.03)		$0.22	$(0.01)
Fully diluted	$0.11	$(0.03)		$0.21	$(0.01)
Weighted average shares outstanding (in thousands)
Basic	6,400	6,361		6,400	6,356
Fully diluted	6,680	6,361		6,629	6,356
Ratios
ROA annualized	0.45%	(0.21)%		0.47%	(0.03)%
ROE annualized	7.16%	(1.78)%		7.32%	(0.24)%
Efficiency Ratio	76.89%	103.00%		75.42%	98.07%
Net interest margin annualized	2.25%	3.40%		2.40%	3.53%

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CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share)

(Unaudited)

	June 30,		Percentage Increase (Decrease)
	2003	2002
ASSETS
Cash and due from banks	$28,099	$19,566	43.61%
Federal funds sold	35,000	35,850	(2.37)%
Investments (includes stock)	260,206	85,410	204.66%
Net loans	315,584	198,238	59.19%
Other assets	10,961	6,143	78.43%

Total Assets	$649,850	$345,207	88.25%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$125,111	$105,682	18.38%
Interest bearing deposits	353,750	168,100	110.44%

Total deposits	478,861	273,782	74.91%
Other borrowings	93,487	23,023	306.06%
Other liabilities	20,564	6,656	208.95%

Total liabilities	592,912	303,461	95.38%
Trust preferred securities	17,000	5,000	240.00%
Shareholders’ equity	39,938	36,746	8.69%

Total Liabilities and Shareholders’ Equity	$649,850	$345,207	88.25%

Tangible book value per share	$6.21	$5.74

Shares outstanding	6,400,888	6,393,888
Average Balances
Average gross loans(*)	$234,672	$156,281
Average loans held for sale	$56,421	$22,465
Average earning assets	$574,969	$289,733
Average assets	$605,001	$309,472
Average equity	$39,240	$36,689
Average interest bearing deposits	$344,617	$162,081
End of Period Balances (dollars in thousands)
Gross loans excluding loans held for sale and ALL	$253,341	$178,932
Loans held for sale	$65,268	$21,202
Allowance for loan losses	$3,025	$1,896
Certificates of Deposit	$231,463	$83,858
Interest checking	$11,848	$9,157
Non-interest bearing DDA	$125,111	$105,682
Savings/MMDA	$110,439	$75,085
Total Deposits	$478,861	$273,782
Shareholders’ equity	$39,938	$36,746
Shares outstanding	6,400,888	6,393,888
Credit Quality Data (dollars in thousands)
Non-accrual loans	$—	$81
Total non-performing assets	$—	$81
90-day past due loans	$—	$91
Net charge-offs year-to-date	$7	$—
Allowance for loan losses	$3,025	$1,896
Allowance for loan losses /gross loans (excl. loans held for sale)	1.19%	1.06%
Allowance for loan losses /total assets	0.47%	0.55%

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

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